Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Angie Mazza
Chief Financial Officer	312.690.6006
858.552.7931	amazza@clermontpartners.com

QUIDEL REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS
SAN DIEGO, CA – November 1, 2017 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Financial Highlights

•	Total revenue was $50.9 million as compared to $49.3 million in the third quarter of 2016.

•	Total Immunoassay product revenue increased 19% from the third quarter of 2016.

•	Total Molecular revenues increased 13% from the third quarter of 2016.

•
Reported GAAP EPS of $(0.16) per share in the third quarter of 2017, as compared to $(0.02) per share in the third quarter of 2016 and reported non-GAAP EPS of $0.17 per diluted share in the third quarter of 2017, as compared to $0.10 per diluted share in the third quarter of 2016.

Recent Operational Highlights

•	Announced definitive agreements to acquire Alere Triage® and B-type Naturietic Peptide (BNP) Assay business run on Beckman Coulter Analyzers, which subsequently closed on October 6, 2017.

•	Received FDA Clearance for Its Solana® RSV + hMPV Assay.

•	Received FDA Clearance for Its Point-of-Care Sofia® Lyme FIA.

Third Quarter 2017 Results
Total revenue for the third quarter of 2017 increased 3% over the third quarter of 2016 to $50.9 million. Excluding the Gates Grant Revenue, revenues increased by 12%. The increase excluding the Gates Grant Revenue was due to higher Immunoassay product sales that were partially offset by decreases in Virology and Specialty Products.

Immunoassay product revenue increased 19% in the third quarter, as Sofia revenue increased 39% to $19.6 million, while QuickVue product revenue decreased 6% to $15.6 million. The InflammaDry® and AdenoPlus® diagnostic businesses acquired from RPS contributed $1.3 million to this category in the quarter. During the third quarter of 2017, Molecular revenue increased 13% to $2.8 million and Specialty Products decreased 6% to $2.6 million. The Virology category declined by 6%.

“Quidel has transformed itself with the completion of the acquisition of the Alere Triage and B-type Naturietic Peptide (BNP) Assay businesses, which we closed in early October. This transaction broadens our business by unlocking growth opportunities in several new end markets, both geographically and by product. We are well underway in our efforts to bring together these two strong organizations and look forward to providing updates as we move through the process,” said Douglas Bryant, president and CEO of Quidel Corporation. “For our legacy Quidel business, we had a strong quarter, with revenues increasing

12% from the third quarter of last year, excluding the Gates Grant revenue, supported by continued growth in Immunoassay and Molecular product revenues. In addition, we further advanced our rapid testing solutions with the receipt of regulatory clearance for our Solana® and Sofia® products to test for RSV and hMPV, the leading cause of viral respiratory infections in both the young and elderly, and antibodies to microorganisms associated with Lyme disease, respectively. The future is bright for Quidel as we embark on a new chapter in our business, which we believe will drive sustained, long-term growth and shareholder value.”

Cost of Sales in the third quarter of 2017 increased $1.7 million to $19.4 million, driven by higher revenues, increased manufacturing costs related to the acquisition of the RPS assets and higher depreciation expense related to the increased number of Sofia and Solana instrument placements. Gross margin for the quarter was 62% as compared to 64% for the same period last year driven by the increased manufacturing costs associated with RPS and the decrease in grant revenues. Research and Development expense decreased by $1.3 million in the third quarter as compared to the same period last year, primarily due to reduced spend for Savanna. Sales and Marketing expense increased by $1.0 million in the third quarter of 2017, as compared to the third quarter of 2016 largely due to the increased personnel and consulting costs associated with the InflammaDry and AdenoPlus diagnostic businesses acquired during the second quarter of 2017. General and Administrative expense in the third quarter of 2017 was in line with the third quarter of 2016. In the third quarter of 2017, we recorded $4.6 million in due diligence and integration costs related to the acquisition of the Alere Triage and BNP assets.

Net loss for the third quarter of 2017 was $5.5 million, or $(0.16) per share, as compared to net loss of $0.6 million, or $(0.02) per share, for the third quarter of 2016. On a non-GAAP basis, excluding amortization of intangibles, stock compensation expense and certain non-recurring items, net income for the third quarter of 2017 was $5.9 million, or $0.17 per diluted share, as compared to net income of $3.2 million, or $0.10 per diluted share, for the same period in 2016.

Results for the Nine Months Ended September 30, 2017
Total revenues increased 17% to $162.9 million for the nine-month period ended September 30, 2017, as compared to $138.8 million for the same period in 2016. The increase in revenues was primarily driven by greater sales of Immunoassay and Molecular products that were partially offset by decreases in Virology and Grant revenue.

Immunoassay product revenue increased 37% in the nine-month period ended September 30, 2017, as Sofia revenue increased 58% to $52.7 million and QuickVue product revenue increased 20% to $61.8 million. During the nine-month period ended September 30, 2017, Molecular revenue increased 34% to $9.1 million and Specialty Products remained consistent with prior year at $8.2 million. The Virology category declined 7% while the Royalties, grant and other revenue category decreased by $7.1 million, as the Gates grant revenue recognized in the the nine-month period ended June 30, 2016 was not repeated in 2017.

For the nine-month period ended September 30, 2017, total costs and expenses were $157.2 million as compared to $149.1 million over the same period in 2016. Cost of Sales increased by $6.4 million from the first nine months of 2016 driven by increased revenues in the current period, partially offset by favorable product mix, with higher Influenza and molecular product sales in the same period as compared to the prior year. Research and Development expense decreased by $8.2 million primarily driven by a decrease in development spending for the Savanna MDx platform and lower spend on clinical trial activities. Sales and Marketing expense increased by $2.4 million, due primarily to the personnel and consulting costs associated with the acquired InflammaDry and AdenoPlus diagnostic businesses as well as higher incentive and stock-based compensation. General and Administrative expenses in the first nine months of 2017 were roughly equivalent to the first nine months of 2016. For the first nine months of 2017, we recorded $7.0 million in due diligence and integration costs related to the acquisition of the RPS and Alere Triage and BNP assets.

For the first nine-months of 2017, net loss was $3.1 million, or $(0.09) per share, as compared to a net loss of $11.9 million, or $(0.36) per share, for the same nine-month period in 2016. On a non-GAAP basis, excluding amortization of intangibles, stock compensation expense and certain non-recurring items, net income for the nine months ended September 30, 2017 was $17.2 million, or $0.50 per diluted share, as compared to net income of $0.4 million, or $0.01 per diluted share, for the first nine months of 2016.

Non-GAAP Financial Information
The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles and certain non-recurring items on income (loss) and net earnings (loss) per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted net income (loss) and adjusted net earnings (loss) per share information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the third quarter 2017 results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial 877-930-5791, or from outside the U.S. dial 253-336-7286, and enter the pass code 1067380.

A live webcast of the call can be accessed on the Investor Relations section of the Quidel website (http://ir.quidel.com). The website replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) today by dialing 855-859-2056 from the U.S., or by dialing 404-537-3406 for international callers, and entering pass code 1067380.

About Quidel Corporation

Quidel Corporation serves to enhance the health and well-being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the Sofia®, QuickVue®, D3® Direct Detection, Thyretain®, Triage® and InflammaDry® leading brand names, as well as under the new Solana®, AmpliVue® and Lyra® molecular diagnostic brands, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel's recently acquired Triage® system of tests comprises a comprehensive test menu that provides rapid, cost-effective treatment decisions at the point-of-care (POC), offering a diverse immunoassay menu in a variety of tests to provide you with diagnostic answers for quantitative BNP, CK-MB, d-dimer, myoglobin, troponin I and qualitative TOX Drug Screen. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced immunoassay to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, visit quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, fluctuations in our operating results resulting from seasonality, the timing of the onset, length and severity of cold and flu seasons, government and media attention focused on influenza and the related potential impact on humans from novel influenza viruses, adverse changes in competitive conditions in domestic and international markets, changes in sales levels as it relates to the absorption of our fixed costs, lower than anticipated market penetration of our products, the reimbursement system currently in place and future changes to that system, changes in economic conditions in our domestic and international markets, the quantity of our product in our distributors’ inventory or distribution channels, changes in the buying patterns of our distributors, and changes in the healthcare market and consolidation of our customer base; our development and protection of intellectual property; our development of new technologies, products and markets; our reliance on a limited number of key distributors; our reliance on sales of our influenza diagnostics tests; our ability to manage our growth strategy; our ability to integrate companies or technologies we have acquired or may acquire, including integration and transition risks, the ability to achieve anticipated financial results and synergies, and effects of disruptions or threatened disruptions to our relationships, or those of the acquired businesses, with distributors, suppliers, customers and employees; intellectual property risks, including but not limited to, infringement litigation; our debt service requirements; our inability to settle conversions of our Convertible Senior Notes in cash; the effect on our operating results from the trigger of the conditional conversion feature of our Convertible Senior Notes; the possibility that we may incur additional indebtedness; our need for additional funds to finance our operating needs; volatility and disruption in the global capital and credit markets; acceptance of our products among physicians and other healthcare providers; competition with other providers of diagnostic products; adverse actions or delays in new product reviews or related to currently-marketed products by the FDA or any loss of previously received regulatory approvals or clearances; changes in government policies; compliance with other government regulations, such as safe working conditions, manufacturing practices, environmental protection, fire hazard and disposal of hazardous substances; third-party reimbursement policies; our ability to meet demand for our products; interruptions in our supply of raw materials; product defects; business risks not covered by insurance and exposure to other litigation claims; interruption to our computer systems; competition for and loss of management and key personnel; international risks, including but not limited to, compliance with product registration requirements, exposure to currency exchange fluctuations and foreign currency exchange risk sharing arrangements, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, political and economic instability, taxes, and diversion of lower priced international products into U.S. markets; dilution resulting from future sales of our equity; volatility in our stock price; provisions in our charter documents, Delaware law and our Convertible Senior Notes that might delay or impede stockholder actions with respect to business combinations or similar transactions; and our intention of not paying dividends. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” and similar words, although some forward-looking statements are expressed differently. The risks described in reports and registration statements that we file with the Securities and Exchange Commission (the “SEC”) from time to time, should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. Except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data; unaudited)

	Three Months Ended September 30,
	2017	2016
Total revenues	$50,894	$49,341
Cost of sales (excludes amortization of intangible assets from acquired businesses and technology)	19,391	17,728
Research and development	7,468	8,801
Sales and marketing	12,898	11,853
General and administrative	6,580	6,364
Amortization of intangible assets from acquired businesses and technology	2,503	2,273
Acquisition and integration costs	4,591	197
Total costs and expenses	53,431	47,216
Operating (loss) income	(2,537)	2,125
Interest expense, net	(2,784)	(3,006)
Loss before income taxes	(5,321)	(881)
Provision (benefit) for income taxes	204	(309)
Net loss	$(5,525)	$(572)

Basic and diluted loss per share	$(0.16)	$(0.02)
Shares used in basic and diluted per share calculation	33,913	32,673

Gross profit as a % of total revenues	62%	64%
Research and development as a % of total revenues	15%	18%
Sales and marketing as a % of total revenues	25%	24%
General and administrative as a % of total revenues	13%	13%

Condensed balance sheet data (in thousands):	9/30/2017	12/31/2016
Cash and cash equivalents	$172,994	$169,508
Accounts receivable, net	41,575	24,990
Inventories	23,429	26,045
Total assets	413,821	388,250
Long-term debt	152,354	148,319
Stockholders’ equity	218,884	200,630

	Nine Months Ended September 30,
	2017	2016
Total revenues	$162,853	$138,795
Cost of sales (excludes amortization of intangible assets from acquired businesses and technology)	60,716	54,295
Research and development	22,970	31,164
Sales and marketing	38,813	36,376
General and administrative	20,483	19,964
Amortization of intangible assets from acquired businesses and technology	7,184	6,782
Acquisition and integration costs	7,022	568
Total costs and expenses	157,188	149,149
Operating income (loss)	5,665	(10,354)
Interest expense, net	(8,387)	(8,619)
Loss before income taxes	(2,722)	(18,973)
Provision (benefit) for income taxes	355	(7,115)
Net loss	$(3,077)	$(11,858)

Basic and diluted loss per share	$(0.09)	$(0.36)

Shares used in basic and diluted per share calculation	33,538	32,645

Gross profit as a % of total revenues	63%	61%
Research and development as a % of total revenues	14%	22%
Sales and marketing as a % of total revenues	24%	26%
General and administrative as a % of total revenues	13%	14%

	Three Months Ended September 30,		Nine Months Ended September 30,
Consolidated net revenues by product category are as follows (in thousands):	2017	2016	2017	2016
Immunoassays	$36,458	$30,573	$115,974	$84,924
Molecular	2,781	2,469	9,148	6,813
Virology	8,830	9,354	28,044	30,055
Specialty products	2,557	2,721	8,212	8,387
Royalties, grants and other	268	4,224	1,475	8,616
Total revenues	50,894	49,341	162,853	138,795

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net loss - GAAP	$(5,525)	$(572)	$(3,077)	$(11,858)
Add:
Non-cash stock compensation expense	1,879	1,734	5,938	5,820
Amortization of intangibles	2,720	2,381	7,605	7,132
Amortization of debt discount and issuance costs	1,388	1,343	4,129	4,022
Acquisition and integration costs	4,591	197	7,022	568
Income tax impact of valuation allowance for deferred tax assets	4,590	137	4,264	852
Income tax impact of non-cash stock compensation expense, amortization of intangibles, debt discount and issuance costs and acquisition and integration costs	(3,700)	(1,980)	(8,640)	(6,140)
Adjusted net income	$5,943	$3,240	$17,241	$396
Basic earnings (loss) per share:
Adjusted net earnings	$0.18	$0.10	$0.51	$0.01
Net loss - GAAP	$(0.16)	$(0.02)	$(0.09)	$(0.36)
Diluted earnings (loss) per share:
Adjusted net earnings	$0.17	$0.10	$0.50	$0.01
Net loss - GAAP	$(0.16)	$(0.02)	$(0.09)	$(0.36)